Exhibit 23.2

We hereby consent to the incorporation by reference in this Registration Statement of our legal opinion dated August 29, 2006 relating to the registration by Open Energy Corporation of an aggregate of 80,000,891 shares of common stock.

/s/ Kummer Kaempfer Bonner & Renshaw

Kummer Kaempfer Bonner & Renshaw

January 8, 2008